Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	December 9, 2025	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces the Retirement of Mr. William Casey McManemin

from the Board of Managers; Appointments of Mr. Robert C. Vaughn as Interim Chairman and Mr. Albert G. Nance III to the Board of Managers

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announces the retirement of Mr. William Casey McManemin from the Board of Managers of Dorchester Minerals Management GP LLC, the general partner of the Partnership’s general partner (the “Board”), effective December 31, 2025.

Mr. McManemin previously led the Partnership as Chief Executive Officer for over 19 years and has been a member and Chairman of the Board since the Partnership’s inception in 2003. As a co-founder of Dorchester’s predecessors, he has demonstrated steadfast dedication to this organization for over 37 years.

Mr. Bradley Ehrman, Chief Executive Officer, commented “Casey’s contributions to the Partnership cannot be overstated – his vision and leadership have shaped the very foundation of Dorchester Minerals. Beginning in 1988, he had the foresight and perseverance to assemble assets that now form a core part of our mineral and royalty holdings. As a leader, advisor, mentor, and friend he has exemplified the highest standard of fair-dealing, integrity, and respect to everyone fortunate enough to have worked alongside him.”

In recognition of his distinguished service, the Board has named Mr. McManemin Chairman Emeritus, an honorary designation (without compensation or voting rights) that reflects his ongoing commitment to Dorchester’s people and its partners.

Mr. Robert C. Vaughn, a current member of the Board and co-founder of Dorchester Minerals, has assumed the position of Interim Chairman. With significant knowledge of the Partnership’s history, structure and assets, he is well-positioned to lead the transition and provide continuity of board governance. Mr. Vaughn stated, “Casey and I have worked together for over three decades and I have learned a lot from him and value his perspective. His knowledge of our assets and disciplined management style have yielded significant returns for the Partnership. I am excited about Dorchester’s future and honored to be a part of its continuing success.”

Mr. McManemin remarked, “We formed Dorchester with a simple purpose: focus on top-tier assets to generate long-term, tax-efficient cash flow for our partners. Achieving this goal has been deeply rewarding, and I am grateful for the trust and support our partners have shown over the years. Although I am stepping away from my official duties, I remain committed – both personally and financially – to the Partnership and its strategy.”

In connection with Mr. McManemin’s retirement, the Partnership received notification from Smith Allen Oil & Gas, Inc. that it has appointed Mr. Albert G. Nance III to the Board of Managers, effective January 1, 2026. Mr. Nance has not been named to any committee of the Board. Mr. Nance brings over 38 years of oil and gas experience to the Board, having previously served as Vice President of Land at Tri-C Resources, LLC, an independent exploration company. He is currently the Venture Manager of Garg Oil, a mineral partnership with assets in Texas and Oklahoma.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, and net profits interests located in 28 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.